Law Office
of
Randall V. Brumbaugh

December 3, 2010

Board of Directors
WPS, Inc.
525 W. Allen Ave.
Unite 9
San Dimas, CA 91773

Re: WPS, Inc.

Dear Sir or Madam:

I have acted as special counsel for WPS, Inc., a Nevada corporation ("Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement"), originally filed on or about the date of this correspondence, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to one million (1,000,000) shares of the Company's common stock ("Common Stock").  Such shares are to be issued under the Registration Statement and the related Prospectus to be filed with the Commission.  The details of the offering are described in the Registration Statement on Form S-1 and amendments to be made thereto.

I have examined instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  I have done so in light of Nevada Codes, applicable provisions of the Nevada Constitution and relevant published appellate decisions.  In such examination, I have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures thereon; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.  The instruments, document and records I have examined include, inter alia, the following:
1. The Registration Statement;
2. The Articles of Incorporation of the Company;
3. The Bylaws of the Company, with no amendments to date; and,
4. The Subscription Agreement

In addition to such examination, I have obtained and relied upon such other certificates and assurances from public officials and public information as I consider necessary for the purposes of this opinion.  I have relied upon assertions by representatives of the Company with

United States Securities and Exchange Commission
December 3, 2010

respect to certain factual matters bearing upon the opinion expressed herein.  I have not independently investigated any such purported factual matters.

To my knowledge, the Company is not a party to any legal proceeding, there are no known judgments against the Company and there no known actions or suits filed or threatened against the Company or its officers and directors in their capacities as such.  I am not aware of any disputes involving the Company, and the Company asserts it has no known claim, action, or inquiry from any federal, state, or other government agency.  I know of no claims or reputed claims against the Company at this time.

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which an officer or director is or may be made a party by reason of his or her being or having been such a director or officer.  This indemnification is not exclusive of other rights to which any such director or officer may be entitled as a matter of law.

Based on my examination and the applicable laws and reported judicial interpretations of the State of Nevada, I am of the opinion that the one million (1,000,000) shares of common stock to be offered and sold in accordance with the offering are duly authorized shares of common stock which were legally issued and will be fully paid and non-assessable.  These securities will not be issued under a plan that is subject to the requirements of ERISA.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented.  In giving such consent, I am not asserting, nor do I claim or allege, that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Randall V. Brumbaugh
Randall V. Brumbaugh

417 W. Foothill Blvd, Suite B-175, Glendora, CA 91741
Voice and Fax (626) 335-7750